Exhibit 10(v)

Amended as of November 2, 2004

MEDICAL EXPENSE REIMBURSEMENT PLAN

ARTICLE I - INTRODUCTION

I-1           Purpose

The Family Dollar MEDICAL EXPENSE REIMBURSEMENT PLAN (the “plan”) has been established by Family Dollar Stores, Inc. (the “employer”), a Delaware corporation, to provide for reimbursement by an insurance provider of certain medical expenses incurred by its eligible associates and their dependents of the employer’s direct and indirect subsidiaries (the “affiliates”).

I-2                                  Effective Date

The “effective date” of the plan as set forth herein is January 1, 1978.

I-3                                  Administration of the Plan

The Senior Vice President-Finance of the employer shall be “named fiduciary” (as described in Section 402 of the Employee Retirement Income Security Act of 1974) and shall control and manage the operation of the plan.  Any documents required to be filed with the named fiduciary will be considered properly filed if delivered or mailed by registered mail, postage prepaid, to the named fiduciary in care of the employer at Post Office Box 1017 Charlotte, North Carolina 28201 — 1017.

ARTICLE II – MEMBERSHIP

Each associate of the employer or an affiliate will become a member in the plan on the effective date or on the first day of employment thereafter if the associate then is a “participating associate”.  A participating associate is an associate who:

(a)                                  is a full-time associate (that is, an associate who ordinarily and on a regular basis works for the employer or an affiliate more than 20 hours per week); and

(b)                                 is the Chairman of the Board and Chief Executive Officer, President, Vice Chairman and Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Treasurer, Secretary, Controller, General Counsel, Assistant General Counsel, Assistant Treasurer, Divisional Vice President, Regional Vice President or Assistant Secretary of the employer or an affiliate.

ARTICLE III – PLAN BENEFITS

III-1                          Amount of Benefit

Subject to the conditions and limitations of the plan, for the calendar year commencing January 1, 1978 each participating associate will be entitled to reimbursement from the insurance provider for the employer or an affiliate of the medical care costs (as defined in paragraph III-2) paid during each calendar year with respect to the particular associate’s family unit (as defined in paragraph III-3) to the extent that such costs do not exceed an amount equal to the smallest of:

(a)                                  the total medical care costs of the participating associate’s family unit paid during that calendar year; or

(b)                                 $20,000

provided, however, that any participating associate will be entitled to reimbursement set forth as follows:

(a)                                  Chairman of the Board and Chief Executive Officer, Vice Chairman and Chief Financial Officer and any participating associate who first became a participating associate before September 1, 1983 will be entitled to reimbursement from the insurance provider for the employer or an affiliate of ninety (90%) percent;

(b)                                 All other participating associates will be entitled to reimbursement from the insurance provider for the employer or an affiliate of seventy (70%) percent;

of the medical care costs (as defined in paragraph III-2) paid during that calendar year with respect to the particular associate’s family unit (as defined in paragraph III-3), but in no event shall such reimbursement exceed an amount equal to the smallest of:

(a)                                  ten (10%) percent of such participating associate’s regular weekly base salary (exclusive of bonuses and other payments and benefits) in effect on the date he becomes a participating associate, as such salary is adjusted and in effect on January 1 of each subsequent year, multiplied by 52 (or such lower number as shall be equal to the number of full weeks remaining in the calendar year after the date on which he becomes a participating associate); or

(b)                                 $20,000.

III-2                          Medical Care Costs

The term “medical care costs”, as used in the plan, means amounts paid by a member for:

(a)                                  diagnosis, cure, mitigation, treatment or prevention of disease, or for the purpose of affecting any structure or function of the body, including, by way of example but not of limitation, amounts paid for:

(i)                                     operations or treatments affecting any portion of the body, including obstetrical expenses and expenses of therapy or X-ray treatments;

(ii)                                  the prevention or alleviation of a physical or mental defect or illness;

(iii)                               hospital services, nursing services (including nurses’ board where paid by the member), medical laboratory, surgical, dental and other diagnostic and healing services, X-rays, medicine and drugs and ambulance hire;

(iv)                              eye glasses, a seeing-eye dog, artificial teeth and limbs, wheel chair and crutches;

(v)                                 in-patient hospital care (including the cost of meals and lodging therein);

(vi)                              care in an institution other than a hospital where an individual is in an institution because his condition is such that the availability of medical care in such institution is a principal reason for his presence there, and meals and lodging are furnished as a necessary incident to such care, including the entire cost of institutional care for a person who is mentally ill and unsafe when left alone; except that where an individual is in an institution and his condition is such that the availability of medical care in such institution is not a principal reason for his presence there, only that part of the cost for care in the institution which is attributable to medical care or nursing attention furnished to him will be considered an amount paid for medical care, and, in such case, meals and lodging at the institution are not considered a cost of medical care;

(vii)                           medicine and drugs (excluding toiletries and cosmetics) which are legally procured and which are generally accepted as falling within the categories of medicine and drugs (whether or not requiring a prescription);

(b)                                 transportation (costs based on the then current Internal Revenue Service allowance) primarily for and essential to medical care referred to in subparagraph (a) above; and

(c)                                  insurance coverage medical care referred to in subparagraphs (a) and (b) above.

In no event shall medical care costs include any item which is not included within the meaning of “medical care” as defined in Section 213(e) of the Internal Revenue Code of 1954, or any comparable provision of any future legislation that amends, supplements or supersedes that section.

III-3                          Family Unit

The term “family unit” or “member”, as applied to any participating associate of the employer or an affiliate, means the participating associate, the associate’s spouse and such of the associate’s children as are dependents within the meaning of Section 152 of the Internal Revenue Code of 1954, or any comparable provision of any future legislation that amends, supplements or supersedes that section.

III-4                          Manner of Making Payments

The insurance provider for the employer or an affiliate shall reimburse each participating associate as soon as practicable for the portion of his family unit’s medical care costs paid during the calendar year that is payable to him under paragraph III-1, provided that prior to any such payment and to the date of the participating associate’s termination of employment the named fiduciary receives evidence acceptable to him that such medical care costs have been paid by the participating associate or any other member of the family unit.  In no event will any portion of a family unit’s medical care costs paid during any calendar year be reimbursed by the insurance provider under the plan more than 90 days after the end of that calendar year.

III-5                          Benefits of Terminated Participating Associates

The participation in the plan by an associate shall end when the associate’s employment by the employer or an affiliate ends or the associate is no longer a “participating associate” as defined in Article II above.  If a participating associate’s employment by the employer or an affiliate is terminated for any reason, then any amount payable to him under the plan immediately prior to his termination shall be paid to him or if a participating associate’s employment by the employer or an affiliate is terminated by reason of his death, then any amount that has become payable to him under the plan as of the date of his death shall, in the discretion of the named fiduciary, be paid to either his spouse or his estate.

III-6                          Facility of Payment

When a participating associate is under legal disability or, in the named fiduciary’s opinion, is incapacitated in any way so as to be unable to manage his financial affairs, the named fiduciary may authorize the insurance provider to make payments reimbursing his family unit’s medical care costs to the participating associate’s legal representative, or to his spouse, or the named fiduciary may authorize the insurance provider to apply the payment for the benefit of the participating associate in any way the name fiduciary considers advisable.

ARTICLE IV – FINANCING PLAN BENEFITS

The employer shall have the right to (a) pay benefits from its general assets, (b) insure any benefits under the Plan, and/or (c) establish any fund or trust for the holding of contributions or payment of benefits under this plan, either as mandated by law or as the employer deems advisable.  Notwithstanding the preceding sentence, the employer or an affiliate expects and intends to make an arrangement with an insurance provider to fully insure all benefits under the Plan.

ARTICLE V –MISCELLANEOUS

V-1                              Information to be Furnished by Participating Associates

Members must furnish to the named fiduciary such documents, evidence, data or information as the named fiduciary considers necessary or desirable for the purpose of administering the plan or for the employer’s or an affiliate’s protection.  The provisions of the plan for each member are on the condition that the member furnish full, true and complete data, evidence or other information and that the member will promptly sign any documents related to the plan requested by the named fiduciary.

V-2                              Associate Rights

The plan does not constitute a contact of employment and participation in the plan will not give any participating associate the right to be retained in the employ of the employer or an affiliate, nor will participation in the plan give any member any right or claim to any benefit under the plan, unless such right or claim has specifically accrued under the terms of the plan.

V-3                              Fiduciary’s Decision Final

Any interpretation of the plan and any decision on any matter within his discretion made by the named fiduciary in good faith is binding on all persons.  A misstatement or other mistake of fact shall be corrected when it becomes known, and the named fiduciary shall make such adjustment on account thereof as he considers equitable and practicable.  Any associate, former associate, or beneficiary of either, who feels aggrieved by any action of the named fiduciary, shall be entitled, upon request to the named fiduciary to receive a written notice of such action, together with a full and clear statement of the reasons for the action.  If the claimant wishes further consideration of his position, he may obtain a form from the named fiduciary on which to request a hearing.  Such form, together with a written statement of the claimant’s position, shall be filed with the named fiduciary no later than ninety (90) days after receipt of the written notification provided for above.  The named fiduciary shall schedule an opportunity for a full and fair hearing of the issue within the next thirty (30) days.  The decision following such hearing shall be made within thirty (30) days, and shall be communicated in writing to the claimant.

V-4                              Uniform Rules

In managing, the plan, the named fiduciary shall apply uniform rules to all members similarly situated, except as otherwise provided in the plan.

V-5                              Gender and Number

Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

V-6                              Absence of Guaranty

None of the employer or its affiliates or their stockholders, Board of Directors or officers, in any way guarantees any payment to any person.

V-7                              Action by Employer

Any action by the employer or its affiliates shall be by resolution of their Boards of Directors or by a person authorized by resolution of their Boards of Director.

V-8                              Controlling Law

The laws of North Carolina shall be the controlling state law in all matters relating to the plan, and shall be applicable to the extent that they are not preempted by the laws of the United States of America.

V-9                              Interests Not Transferable

Except as to any debt owing to the employer or an affiliate, the interests of the participating associates and members of their family unit under the plan are not subject to the claims of their creditors and may not be transferred or encumbered.

ARTICLE VI –AMENDMENT OR TERMINATIONS

VI-1                          Amendment

While the employer expects to continue the plan, it must necessarily reserve and reserves the right to amend the plan from time to time, except that any amount that has become payable under the plan to any person prior to the date on which such amendment is adopted shall be paid by the employer or affiliate in accordance with the terms of the plan in effect prior to that date.

VI-2                          Termination

The plan will terminate on the first to occur of the following:

(a)                                  the date it is terminated by the employer;

(b)                                 the date the employer is judicially declared bankrupt or insolvent; or

(c)                                  the dissolution, merger, consolidation or reorganization of the employer, or the sale by the employer of all or substantially all of its assets, except that in any such event arrangements may be made whereby the plan will be continued by any successor to the employer or by any purchaser of all or substantially all of the employer’s assets, in which case the successor or purchaser will be substituted for the employer under the plan.

If the plan is terminated in accordance with subparagraph (a) or (c) above, any amount that has become payable under the plan to any person prior to the date of termination shall be paid by the employer or an affiliate in accordance with the terms of the plan.